Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012, with respect to the consolidated financial statements in the Annual Report of Interphase Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Interphase Corporation and Subsidiaries on Forms S-8 (File No. 333-91029, effective November 16, 1999, and File No. 333-97971, effective August 12, 2002).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 16, 2012